Exhibit 99.1

LANTRONIX, INC. ANNOUNCES APPOINTMENTS OF
BERNHARD BRUSCHA AND CURT BROWN TO BOARD OF DIRECTORS

IRVINE, Calif., August 30, 2007 -- Lantronix, Inc. (NasdaqCM: LTRX), a leader in device networking and data center management technologies, today announced the appointments of Bernhard Bruscha, founder and former Chairman of Lantronix, and Curt Brown, former Executive Vice President of Research and Development of the Company, to its Board of Directors, effective immediately. With Bruscha and Brown’s election, Lantronix’ Board currently has six members.

Mr. Bruscha served as Chairman of Lantronix from the company’s founding until May 2002 and has been its single largest shareholder, currently with ownership of over approximately 30% of the company’s outstanding common stock. A serial entrepreneur for over 20 years, Mr. Bruscha founded several technology distribution and hardware companies and currently serves as Chairman of transtec AG, a computer systems manufacturer and direct computer reseller. A Lantronix customer, transtec AG has accounted for less than 4% of the company’s revenues in each of the past 8 quarters.

Mr. Brown was previously Executive Vice President of Research and Development at Lantronix from June 2001 to August 2004, and holds a number of patents, including two of Lantronix’ patents pertaining to XPort® embedded device servers. He has had a distinguished 30-year career of increasing responsibility in the electronics industry, working for such companies as Iomega Corporation, Hewlett Packard Company, Connor Peripherals, Inc., Seagate Technology and Quantum Corporation.

President and Chief Executive Officer Marc Nussbaum stated, “I am pleased to welcome Bernhard and Curt back to Lantronix.  Their 50 years of cumulative industry expertise and knowledge of our company and products will be a great asset as we continue to drive market adoption of M2M.”

About Lantronix
Lantronix, Inc. (NasdaqCM: LTRX) develops hardware and software solutions to help businesses and government agencies remotely access and manage network infrastructure equipment and rapidly network-enable their physical electronic devices.  With nearly two decades of networking experience, the company is a leader in secure, remote device and data center management.  With a family of products ranging from embedded device servers, to external box device servers to data center management, Lantronix is a one-stop shop for technologists who design, manage and configure servers, electronic devices and network infrastructure equipment.  The company’s worldwide headquarters are located in Irvine, Calif For more information, visit www.lantronix.com.

Lantronix and XPort are registered trademarks of Lantronix, Inc.  All other trademarks are properties of their respective owners.

Investor contacts:

Lantronix, Inc.
Reagan Sakai, CFO
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com